150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
[signature]	20160510934-51
Barbara K. Cegavske	Filing Date and Time
Secretary of State	11/23/2016 9:25 AM
State of Nevada	Entity Number
	E0059792008-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

BioCorRx Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The designation of said series of preferred stock shall be Series B Preferred Stock, no par value per share (the "Series B Preferred Stock").

The number of shares of Series B Preferred Stock authorized shall be one hundred sixty thousand (160,000) shares. The Series B Preferred Stock is not entitled to dividends.

See attached Certificate of Designation.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION

BIOCORRX INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B PREFERRED STOCK, NO PAR VALUE PER SHARE

BioCorRx Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on November 16, 2016, in accordance with the provisions of its Amended and Restated Articles of Incorporation (as amended, the "Articles of Incorporation") and bylaws. Series B of the Corporation's previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of Articles of Incorporation, the Board hereby authorizes a series of the Corporation's previously authorized preferred stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. NAME OF THE CORPORATION

BioCorRx Inc.

II. DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series B Preferred Stock, no par value per share (the "Series B Preferred Stock").

B. Number of Shares. The number of shares of Series B Preferred Stock authorized shall be one hundred sixty thousand (160,000) shares.

C. Dividends. The Series B Preferred Stock is not entitled to dividends.

III. LIQUIDATION RIGHTS

There are no Liquidation Rights associated with the Series B Preferred Stock.

IV. CONVERSION

Each share of Series B Preferred Stock shall be convertible into one (1) fully paid and nonassessable share of Common Stock (as defined below) at the option of the holder hereof at any time upon written notice to the transfer agent of the Corporation.

V. <u>RANK</u>

Except as expressly provided herein, all shares of the Series B Preferred Stock shall rank *pari passu* to the Corporation's common stock, par value $0.001 per share ("Common Stock") and *pari passu* to the preferred stock for which a Certificate of Designation was filed in July 2014 and be identical in all respects as to all matters to those two classes of stock.

VI. <u>VOTING RIGHTS</u>

Each share of Series B Preferred Stock shall entitle its holder to two thousand (2,000) votes.

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series B Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation's Articles of Incorporation or bylaws.

VII. <u>PROTECTION PROVISIONS</u>

So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series B Preferred Stock, alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect adversely the holders of Series B Preferred Stock.

VIII. <u>RESERVATION OF STOCK</u>

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such numbers of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock into shares of Common Stock.

IX. <u>MISCELLANEOUS</u>

A. <u>Status of Converted or Redeemed Stock.</u> In case any shares of Series B Preferred Stock shall be converted, redeemed or otherwise repurchased or reacquired, the shares so converted, redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series B Preferred Stock.

B. <u>Lost or Stolen Certificates.</u> Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series B Preferred Stock.

D. Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

[-Signature page follows-]

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 16th day of November, 2016.

BIOCORRX INC.

By: /s/ Lourdes Felix
Name: Lourdes Felix
Title: Chief Financial Officer and Chief Operating Officer